Exhibit 10.01

                              SETTLEMENT AGREEMENT

1. Parties: This is a Settlement Agreement (this "Agreement") by and among EDWARD MIKE DAVIS, an individual (hereinafter "EMD"), MID-POWER SERVICE CORPORATION, a Nevada corporation (hereinafter "MPSC"), MID-POWER RESOURCE CORPORATION, a Nevada corporation (hereinafter "MPRC") (MPSC and MPRC are collectively referred to as "Mid-Power").

2. Recitals: This Agreement is made with reference to the following facts:

         2.1 EMD and Mid-Power entered into that certain Acquisition Agreement and Plan of Merger on or about the 13th day of June 2002 (the "Acquisition/Plan"). Pursuant to the Acquisition/Plan EMD transferred certain interests in oil and gas prospects in the Clear Creek Federal Unit (the "CCU") located in Carbon and Emery Counties, Utah. In the course of that transaction, EMD retained certain interests in the CCU as follows:

         a. an overriding royalty of approximately 7.8% (the "CCU Override");

         b. certain deep drilling rights (the "CCU Deep Rights"); and

         c. a 14.23199056% working interest (based on a 70% net revenue interest in the entire Clear Creek Unit, equating to a 10% net revenue interest) in the Anschutz Oman 2-20 Well and the Utah Fuel #8 Well located in the NW1/4NE1/4 of
Section 20 and the NE1/4NW1/4 of Section 19, Township 13 South, Range 7 East, SLA, respectively, that were subject to a potential claim by Thomas Kelly (the "Potential Kelly Interests").

(these interests collectively referred to as the "Retained CCU Interests")

         2.2 EMD and Mid-Power entered into that certain Venture Agreement on or about the 24th day of September, 2002, as amended, covering all of Township 3 South, Ranges 48, 49, 50 and 51 West, Township 4 South, Ranges 49 and 50 West and the Otis No. 2 prospect, Township 2 North Range 50 West, all located in Washington County, Colorado (except Township 3 South, Range 48, which is located in Yuma County, Colorado) plus any areas of mutual interest ("AMI") (the "Colorado Venture").

         2.3 EMD and Mid-Power entered into that certain Venture Agreement on or about the 24th day of September, 2002, covering all of Township 14 North, Ranges 61 and 62 West, Township 15 North, Ranges 61 and 62 West, all in Laramie County, Wyoming (being acquired from Kachina Energy, David L. Kunovic, Cheryl L. Kunovic and/or Lipizzan Petroleum Corporation), plus any AMI's (the "Wyoming Venture").

         2.4 EMD and Mid-Power entered into that certain Venture Agreement on or about the 1st day of August, 2002 covering prospects within the Otis Creek Prospect, Richland County, Montana covering sections 11 and 14, Township 26 North, Range 50 East (the "Montana Venture").

         2.5 EMD and Mid-Power entered into that certain Agreement on or about August 22, 2002, as amended, covering a prospect, namely the Larson-Newporte Proposal, located in Renville County, North Dakota, Section 9 NE SW, namely EM-Larson 9-11R, Township 163 North, Range 87 West, Renville County, North Dakota (the "North Dakota Prospect").

         2.6 EMD and Mid-Power entered into that certain Venture Agreement on or about the 10th day of May, 2002, covering prospects within the Arbuckle Gas Field in Colusa County, California (the "Arbuckle Prospects").

         2.7 EMD and Mid-Power entered into that certain Letter Agreement on or about the 1st day of August, 2002, covering the Petrogulf Farmout known as the Lakeside Prospect in Cameron Parish, Louisiana (the "Lakeside Agreement").

         2.8 EMD and Mid-Power from time to time entered into other venture agreements for other prospects and other agreements. It is the intent of the parties that this settlement shall resolve and terminate any and all agreements and or ventures regardless of the nature between the parties. Any and all other agreements and or venture's between the parties, regardless of the nature not specifically set forth above shall be collectively referred to for purposes of this Agreement as the "Other Agreements".

         2.9 EMD holds 17,125,365 shares of restricted common stock of Mid-Power (the "Stock").

         2.10 Under the Acquisition/Plan, a certain $10 million Promissory Note with interest, payable by Mid-Power to EMD was delivered (the "Note") which Note was backed by a Confession of Judgment (the "Judgment").

         2.11 On or about January 24, 2003, both MPSC and MPRC filed Petitions under Chapter 11 of the United States Bankruptcy Code (collectively the "Bankruptcy Case") in the United States Bankruptcy Court for the District of Nevada ("Bankruptcy Court"). Mid-Power is debtor-in-possession in the Bankruptcy Case.

         2.12 On or about January 17, 2003, Thomas Kelly filed suit against EMD and MPRC with respect to the Potential Kelly Interests (the "Kelly Lawsuit").

         2.13 On February 28, 2003, the Parties hereto appeared at a settlement conference in front of the Honorable Gregg W. Zive. The parties were each represented by Counsel. Edward Mike Davis appeared on his own behalf, and Mid-Power was represented by James W. Scott. Both Edward Mike Davis and James w. Scott represented that they possessed authority to bind the parties to the settlement terms set forth herein.

         2.14 It is understood by and between the parties hereto that this Agreement is being entered into as a settlement of disputed claims. Nothing herein is to be construed as any admission of liability on the part of any party to this Agreement nor is it to be construed as an admission of the truth of any allegation in any court document filed by any party to this Agreement in any legal proceeding relating to the disputes discussed herein.

         2.15 The recitals contained herein are an integral part of this agreement and are incorporated into the body of this Agreement by reference as if fully set forth herein.

3. Cooperation Covenant: The parties hereto shall fully cooperate and deliver all documents necessary to effect this settlement in as timely a fashion as reasonable between the parties.

4. Representations And Warranties Of MPSC And MPRC :

MPSC and MPRC represent and warrant to EMD as follows:

         4.1 Organization. MPSC and MPRC are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada.

         4.2 Authority Relative to this Agreement. MPSC and MPRC each have full power (legal and otherwise) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Before the Closing (defined later), the Board of Directors of MPSC and MPRC each will have duly and validly authorized the consummation of the transactions contemplated hereby. No other proceedings on the part of MPSC and MPRC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than Bankruptcy Court approval in the Bankruptcy Case. This Agreement has been duly and validly executed and delivered by MPSC and MPRC and, assuming due and valid execution by EMD, constitutes a valid and binding agreement of Mid-Power, enforceable against Mid-Power in accordance with its terms.

         4.3 Conflicts. etc. Neither the execution, delivery nor performance of this Agreement by Mid-Power will (a) conflict with, or result in a breach of, or constitute a default under, or result in violation of, any agreement or instrument to which Mid-Power is a party or by which the property of Mid-Power is bound or (b) result in the violation of any applicable law or order, judgment, writ, injunction, decree or award of any court, administrative agency or governmental authority.

         4.4 Mid-Power warrants that they have not transferred, assigned, conveyed, hypothecated or in any way attempted to transfer, assign, conveyor hypothecate any interest in the Colorado Venture, the Wyoming Venture, the North Dakota Venture, the Montana Venture or the Arbuckle Prospects.

         4.5 Legal Action. No lawsuit or other proceeding, other than the lawsuit set forth in 7.2 (i), has been filed or commenced by MPRC and/or MPSC against EMD relating to the disputes set forth herein.

         4.6 Recitals. The recitals contained in this agreement are all true and accurate to the best of Mid-Power's knowledge.

5. Representations and Warranties of EMD:

         5.1 Conflicts. etc. Neither the execution, delivery nor performance of this Agreement by EMD will (a) conflict with, or result in a breach of, or constitute a default under, or result in violation of, any agreement or instrument to which EMD is a party or by which the property of EMD is bound or
(b) result in the violation of any applicable law or order, judgment, writ, injunction, decree or award of any court, administrative agency or governmental authority.

         5.2 Ownership. EMD has good and marketable title to the Stock except for the options granted by EMD listed in Section 6.2(ii)(b), the Note and the Judgment, free and clear of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         5.3 Authority Relative To This Agreement. This Agreement constitutes a valid and binding agreement of EMD enforceable against him in accordance with its terms.

         5.4 Legal Action. No lawsuit or other proceeding other than those set forth in 7.2 (ii) and (iii) have been filed or commenced by EMD against MPRC and/or MPSC.

         5.5 Recitals. The recitals contained in this agreement are all true and accurate to the best of EMD's knowledge.

6. Closing Conditions:

         6.1 The parties hereto understand and acknowledge the closing of this settlement is contingent upon the approval of the Bankruptcy Court in the Bankruptcy Case. Mid-Power shall petition the Court for such approval as soon as possible, and in any case shall request that Mid-Power's request for approval of this settlement be heard by the Bankruptcy Court on shortened time. The parties hereto will both work in good faith to secure such approval.

         6.2 The parties agree that at the closing which shall take place within 72 hours after approval of this settlement by the Bankruptcy Court at a time and place mutually agreeable to the parties (the "Closing") they shall perform as follows:

         (i) EMD shall:

         (a) Deliver to Mid-Power the Stock duly endorsed.

         (b) Deliver the Note, which includes all accrued interest, fees and charges, marked canceled and the Judgment, marked cancelled.

         (c) This Section 6.2(i)(c) shall cancel any right to any assignment which EMD was to receive pursuant to the Lakeside Agreement and disclaims any interest whatsoever in the Lakeside Prospect. Such cancellation to be effected by EMD's signature to this Agreement and become effective at Closing.

         (d) EMD shall take the following action with respect to the Retained CCU Interests:

The CCU Override shall be divided with a 3% overriding royalty to be assigned by EMD to Joy S. Bell and the remaining overriding royalty being assigned to Mid-Power by execution of two originals (one for Carbon County, Utah and one for Emery County, Utah) of the Assignment attached hereto as Exhibit A and incorporated herein by reference.


EMD shall retain the CCU Deep Rights.

EMD shall assign so much of the Potential Kelly Interests as is not obtained by Thomas Kelly in the course of the Kelly Lawsuit to Mid-Power by execution of the Conditional Assignment attached hereto as Exhibit B and incorporated herein by reference.

         (e) Deliver a mutual release in favor of Mark T. Davis, Kenneth Emter, Gary G. Lowley, Ph.D., Michael T. Maloney, and James W. Scott executed by EMD individually and on behalf of, Edward Mike Davis, L.L.C.; Edward Mike Davis, Inc.; Bear Oil And Gas, Inc.; Elk Oil And Gas, Inc.; and Spottie, Inc. the form of which release is attached hereto as Exhibit C and incorporated herein by reference.

         (ii) Mid-Power shall:

         (a) By executing this Agreement, this Section 6.2(ii)(a) shall terminate Mid-Power's past, current or future rights of any kind whatsoever in the Colorado Venture, the Wyoming Venture, the North Dakota Venture, the Montana Venture and Other Agreements and relinquish Mid-Power's rights to all funds currently held in escrow by EMD.

         (b) Issue options for 1,000,000 shares of Mid-Power's common stock at a price of Two Dollars and no cents ($2.00) per share. Each option will be valid until December 31, 2004 at 11:59.59 p.m. Pacific Time. The options will be issued to following recipients:



Option Holder                                    Number of Shares
-------------                                    ----------------
Phyllis J. McGuire                                   500,000
Joy S. Bell                                          100,000
Harold D. Hein                                       275 000
Emilio R. Giuliani, M.D.                              50,000
William J. Oskilanec                                  50,000
O.D. Chamberlain, Jr.                                 25 000
                                                   ---------
Total                                              1,000,000
                                                   =========

         (c) By execution of this Agreement and effective upon Closing, ownership of ownership of one (1) 310 KW generator and one (1) 265 KW generator, each with a gas Waukesha engine in a house currently located at Hams Well Service, Highway 83 South, Westhope, North Dakota shall be solely vested in EMD.

         (d) By execution of this agreement and effective upon Closing, ownership of one H-40 Ideco Work-Over Rig (the "Rig") and approximately 6,000 feet of 2 7/8" N-80 EUE tubing currently located at Ross Well Service, 4111 West 1250 South, Roosevelt, Utah shall be solely vested in EMD. EMD acknowledges that the Rig may be subject to certain recorded liens and agrees to take ownership of the Rig as is, where is.

         (e) Mid-Power shall pay to EMD the sum of $17,500 or so much of the sum that has not been released by the United States Bureau of land Management ("BLM") related to deposits for bonds which have not been released on the CCU. EMD, upon such payment shall assign to Mid-Power his rights to the funds not released by the BLM.

         (f) Execute a form acceptable to Southwest Gas in Las Vegas, Nevada ("SWG") to disclaim any and all interest in funds of approximately $1,500 posted in a bond with SWG by EMD personally in the name of Red Star, Inc. for the benefit of Dryclean Express prior to the merger of Red Star and MPRC.

         (g) This Section 6.2(i)(g) shall be effective, as of February 28, 2003 as an assignment of all of Mid-Power's currently existing interests and rights in the Prospects (mineral leases and gas prospects in the Arbuckle gas field in Townships 13 & 14 N, Range 2W MDB&M (Mt. Diablo Basin Meridian), Colusa County, California), including, but not limited to, the Lohman 2A-14 Well, in which Mid-Power has a 50% working interest that is equivalent to a forty (40%) percent net revenue interest (the "40% Interest"); Mid-Power makes no representation or warranty as to title except that Mid-Power has made no prior assignment of the 40% Interest. The form of assignment is attached hereto as Exhibit D and incorporated herein by reference. EMD will pay to Mid-Power forthwith, upon receipt thereof from Petrogulf Corporation the proceeds attributable to the 40% interest for the months of January and February 2003 and all months prior to January 2003 less operational expenses paid during said months to the extent that such proceeds have not been distributed prior to the execution of this Agreement.

         (h) Deliver a mutual release in favor of EMD and executed by Mark T. Davis, Kenneth Emter, Gary G. Lowley, Ph.D., Michael T. Maloney, and James W. Scott the form of which release is attached hereto as Exhibit C and incorporated herein by reference.

7. Releases and Dismissal of Legal Proceedings:

         7.1 In consideration of good and valuable consideration, the parties to this Agreement hereby remise, release, acquit, satisfy and forever discharge each other from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, liens, damages, judgments, executions, claims and demand whatsoever, in law or in equity, which either party ever had, now has, or which any personal representatives, successor, heir or assign of either party, hereafter can, shall or may have, against each other, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world up to and including the date of this Agreement, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, except for the obligations to be performed pursuant to Section 6 hereof.

         7.2 At the time of Closing described above, the parties will deliver to each other and execute documentation necessary to dismiss with prejudice the following legal proceedings:

         (i) The lawsuit filed by MPSC and MPRC against EMD in the Eighth Judicial District Court, Clark County, Nevada, case number A460833. The documents dismissing this suit shall contain a stipulation for the dissolution of the Stipulated Temporary Restraining Order entered by the Court on January 3, 2003 and for return of the security posted by MPSC and MPRC as security for that Order.

         (ii) The lawsuit filed by EMD against MPRC in the District Court of Washington County, Colorado, case number 2002 CV34.

         (iii) The lawsuit filed by EMD against MPRC in the First Judicial District Court, Laramie County, Wyoming, case number 161-243.

Following the Closing, the parties shall cause the above-referenced dismissals to be filed with the appropriate courts.

8. Indemnification:

         8.1 Indemnification of EMD

         (a) Agreement to Indemnify. Mid-Power hereby agrees to indemnify, defend and hold harmless EMD, his heirs, successors and assigns (each an "EMD Indemnified Party") from and against all demands, claims, actions, causes of action, inquiries, investigations, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), directly asserted against, resulting to, imposed upon or incurred by an EMD Indemnified Party at any time after the date hereof, solely by reason of: (i) consulting services provided by EMD to Mid-Power pursuant to the terms of that certain consulting Agreement dated June 13, 2002 providing for such consulting services;
(ii) his ownership of the Stock, solely in EMD's role as a shareholder; and
(iii) the Lakeside Agreement and Lakeside Prospect; (collectively and each of them, the "Mid-Power Claims").

         (b) Conditions of Indemnification. The obligations and liabilities of Mid-Power under Section 8.1 with respect to the Mid-Power Claims made by third parties shall be subject to the following terms and conditions:

         (i) The EMD Indemnified Party, will give Mid-Power reasonable notice of any such Mid-Power Claim, and Mid-Power will assume the defense thereof by representatives chosen by it and reasonably satisfactory to the EMD Indemnified Party.

         (ii) If Mid-Power, within a reasonable time after notice of any such Mid-Power Claim, fails to assume the defense thereof, the EMD Indemnified Party shall (upon further notice to Mid-Power) have the right to undertake the defense, compromise or settlement of such Mid-Power Claim on behalf of and for the account and risk of Mid-Power, subject to the right of Mid-Power to assume the defense of such Mid-Power Claim at any time prior to the settlement, compromise or final determination thereof.

         (iii) Anything in this Section 8.1 to the contrary notwithstanding, (A) if there is a reasonable probability that a Mid-Power Claim may materially and adversely affect the EMD Indemnified Party other than as a result of money damages or other money payments, the EMD Indemnified Party shall also have the right to defend with respect to non-monetary claims, at the cost and expense of Mid-Power, to compromise or settle such Claim with the consent of Mid-Power; and
(B) Mid-Power shall not, without the written consent of the EMD Indemnified Party, settle or compromise any such Mid-Power Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the EMD Indemnified Party a release from all liability in respect of such Mid-Power Claim. EMD Indemnified Party shall not unreasonably withhold consent under this Section 8.1(b)(iii)(B).

         8.2 Indemnification of MPSC and MPRC

         (a) Agreement to Indemnify. EMD hereby agrees to indemnify, defend and hold harmless MPSC and MPRC, their successors and assigns (each a "Mid-Power Indemnified Party") from and against all demands, claims, actions, causes of action, inquiries, investigations, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), directly asserted against, resulting to, imposed upon or incurred by a Mid-Power Indemnified Party at any time after the date hereof, solely by reason of the Arbuckle Prospects, the Colorado Venture and/or the Wyoming Venture (the "EMD Claims").

         (b) Conditions of Indemnification. The obligations and liabilities of EMD under Section 8.2 with respect to the EMD Claims made by third parties shall be subject to the following terms and conditions:

         (i) The Mid-Power Indemnified Party will give EMD reasonable notice of any such EMD Claim, and EMD will assume the defense thereof by representatives chosen by him and reasonably satisfactory to the Mid-Power Indemnified Party.

         (ii) If EMD, within a reasonable time after notice of any such EMD Claim, fails to assume the defense thereof, the Mid-Power Indemnified Party shall (upon further notice to EMD) have the right to undertake the defense, compromise or settlement of such EMD Claim on behalf of and for the account and risk of EMD, subject to the right of EMD to assume the defense of such EMD Claim at any time prior to the settlement, compromise or final determination thereof.

         (iii) Anything in this Section 8.2 to the contrary notwithstanding, (A) if there is a reasonable probability that an EMD Claim may materially and adversely affect the Mid-Power Indemnified Party other than as a result of money damages or other money payments, the Mid-Power Indemnified Party shall also have the right to defend with respect to non-monetary claims, at the cost and expense of EMD, to compromise or settle such EMD Claim with the consent of EMD; and (B) EMD shall not, without the written consent of the Mid-Power Indemnified Party, settle or compromise any EMD Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Mid-Power Indemnified Party a release from all liability in respect of such EMD Claim. Mid-Power Indemnified Party shall not unreasonably withhold consent under this Section 8.2(b)(iii)(B).

9. Successors and Assigns: This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and/or assigns of the parties hereto, and each of them, and shall survive any dismissal or other disposition of the Bankruptcy Case.

10. Integration: This Agreement constitutes a single, written contract expressing the entire Agreement of the parties hereto relative to the subject matter hereof. No covenants, Agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement. All prior discussion and negotiations have been and are merged and integrated into, and are superseded by this Agreement.

11. Severability: In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect as each provision is an independent covenant and not a condition precedent to the effectiveness of any other provision herein.

12. Governing Law: Venue: This Agreement shall be governed by the laws of the State of Nevada (regardless of the laws that might otherwise govern under applicable Nevada principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the state and federal courts located in Clark County, Nevada.

13. Survival of Warranties. Representations and Other Items: The provisions of Sections 4, 5, 6, 7 and 8 of this Agreement shall survive for the period indicated therein or, if no period is indicated, forever until satisfied.

14. General Provisions:

         14.1 The parties hereto have each received or have had the opportunity to receive independent legal advice from attorneys of their choice with respect to the advisability of making the settlement and release provided herein, and with respect to the advisability of executing this Agreement

         14.2 Except as expressly stated in this Agreement, no party hereto has made any statement or representation to any other party regarding any fact relied upon by any other party in entering into, this Agreement, and each party specifically does not rely upon any statement, representation, or promise of any other party in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

         14.3 Each party has made such investigation of the facts pertaining to this Agreement, and all of the matters pertaining thereto, as they deem necessary.

         14.4 The terms of this Agreement are contractual, not a mere recital, and are the result of negotiation among all the parties.

         14.5 This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by, each person executing this Agreement; and each person executing this Agreement in a representative capacity is empowered to do so.

         14.6 Each party hereto agrees that such party will not take any action which would interfere with the performance of this Agreement by any of the parties hereto or which would adversely affect any of the rights provided for herein.

         14.7 This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed to constitute an original and the same instrument. Faxed signatures shall be deemed to be the same as original signatures.

IN WITNESS WHEREOF, the parties hereto have approved and executed six (6) copies of this Agreement on the dates set forth opposite their respective signatures.


/s/ Edward Mike Davis                                   March 15, 2003
------------------------------------                  -----------------
EDWARD MIKE DAVIS, an individual                             DATE


MID-POWER SERVICE CORPORATION,
a Nevada corporation

/s/ James W. Scott                                      March 18, 2003
------------------------------------                  -----------------
JAMES W. Scott. President                                     DATE


MID-POWER RESOURCE CORPORATION,
a Nevada corporation

/s/ James W. Scott                                      March 18, 2003
------------------------------------                  -----------------
JAMES W. SCOTT, President                                     DATE